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                                                                   Exhibit 4.1.3

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                             NUMATICS, INCORPORATED

          Pursuant to Section 450.1302 of the Michigan Business Corporation Act, NUMATICS, INCORPORATED, a Michigan corporation (the "Corporation"), certifies as follows:

          FIRST: Under the authority contained in Article IV of the Restated Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has classified an aggregate of 75,000 shares of the authorized but unissued shares of Preferred Stock of the Corporation into a series which shall be designated Series A Preferred Stock.

          SECOND: The following resolution was adopted by the Board of Directors on December __, 2002, and such resolution has not been modified and is in full force and effect on the date hereof:

          RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of Preferred Stock of the Corporation, a series of 75,000 shares of preferred stock designated as Series A Preferred Stock, $0.01 par value (the "Series A Preferred Stock"), and hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, as follows:

          Section 1. Series A Preferred Stock Dividends.

          1.1 Primary Dividends. The holders of each outstanding share of Series A Preferred Stock shall be entitled to receive cumulative dividends at the rate of four percent (4%) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum which shall accrue on each share from the date of initial issuance of such share and be payable on January 31 each year (a "Preferred Dividend Date"), commencing January 31, 2004. Each such dividend shall be paid in additional shares of Series A Preferred Stock. Dividends shall be paid on the basis that each share of Series A Preferred Stock has a value of one thousand dollars ($1,000.00). The number of additional shares of Series A Preferred Stock that shall be issued to each holder of Series A Preferred Stock shall be the total number of shares of Series A Preferred Stock then

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held by such holder (including for the avoidance of doubt any shares of Series A
Preferred Stock previously issued to such holder as a dividend hereunder) multiplied by four percent (4%). Each dividend paid in additional shares of Series A Preferred Stock shall be mailed to the holders of record of the Series
A Preferred Stock as their names and addresses appear on the share register of the Corporation. Holders of Series A Preferred Stock shall receive written notification from the Corporation, which will specify the number of shares of Series A Preferred Stock paid as a dividend and the recipient's aggregate holdings of Series A Preferred Stock as of the dividend payment date and after giving effect to the dividend. In the event that the Corporation redeems a share of Series A Preferred Stock on a date other than a Preferred Dividend Date, on the date of such redemption the Corporation shall pay prorated dividends (in additional shares of Series A Preferred Stock) on such shares of Series A Preferred Stock accrued from the preceding Preferred Dividend Date to the date of redemption. In such case, such prorated dividends shall be calculated by multiplying the annual dividend that would have been payable to the holder of such share of Series A Preferred Stock by a fraction, the numerator of which shall be the number of days elapsed since the preceding Preferred Dividend Date and the denominator of which shall be three hundred and sixty-five (365) days.

          1.2 Additional Dividends. When, as and if declared by the Board of Directors of the Corporation, the Corporation shall pay to the holders of record of the Series A Preferred Stock, out of the assets of the Corporation available for the payment of dividends under the State of Michigan Business Corporation Act and in addition to the dividends contemplated by Section 1.1 above, dividends at the times and in the amounts determined by the Board of Directors of the Corporation in its discretion.

          1.3  Payment of Additional Dividends. Dividends payable under Section
1.2 above shall be paid by mailing the Corporation's good check in the proper amount to each holder of record of Series A Preferred Stock at such holder's address as it appears on the Corporation's stock register at least five days prior to the due date of each dividend or otherwise transferring funds so as to be received by such holder on the due date of such dividend.

          1.4 Preferences and Priorities. (a) So long as any Series A Preferred Stock shall remain Outstanding, no Common Stock shall be acquired or redeemed by the Corporation, except (i) shares of Common Stock purchased from officers, directors and employees of the Corporation (other than John H. Welker) upon termination of employment (other than voluntary termination) pursuant to employee stock or stock option agreements providing for such repurchases, provided that the Corporation shall be permitted to acquire or redeem shares of Common Stock owned or held by Robert P. Robeson or David K. Dodds only upon his death or disability, and (ii) other shares of Common Stock repurchased from employees of the Corporation (other than John H. Welker, Robert P. Robeson or David K. Dodds) pursuant to employee stock option agreements, not to exceed $600,000 in the aggregate.

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          (b)  For purposes of this Section 1.4, conversion of a convertible security or exchange of an exchangeable security by the holder thereof shall not be deemed an acquisition or redemption of the security so converted.

          Section 2. Liquidation Preferences.

          Upon any liquidation (complete or partial), dissolution or winding up of the Corporation, or any similar distribution of its assets to its stockholders which results in a return of capital, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled, before any distribution or payment is made upon the Common Stock, to be paid out of the assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings) a per share amount in cash equal to the sum of (i) the Liquidation Value of the Series A Preferred Stock plus (ii) to the extent not already included in the Liquidation Value of the Series A Preferred Stock, a further amount per share equal to dividends, if any, then declared and unpaid on account of Series A Preferred Stock (the "Preference Amount"). If, upon any liquidation (complete or partial), the assets available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit payment to such holders of the full Preference Amount, then such assets shall first be distributed ratably among the holders of the Series A Preferred Stock based on the number of shares thereof so held. After the holders of the Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled pursuant to this Section 2, the remaining assets of the Corporation shall be distributed in like amounts per share to the holders of record of the Corporation's Common Stock, and the holders of record of the Corporation's Common Stock shall not be entitled to any further payment. Written notice of such liquidation, dissolution, winding up or other distribution of assets, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 30 days prior to the payment date stated therein, to each record holder of any share of Series A Preferred Stock or Common Stock entitled thereto at the address for such record holder shown on the Corporation's records. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution, winding up or similar distribution of the Corporation within the meaning of any of the provisions of this Section 2, provided that such transaction does not effect a return of capital to the Corporation's stockholders.

          Section 3. Redemptions of Series A Preferred Stock.

          3.1 Redemption Price. For each share of Series A Preferred Stock which is to be redeemed by the Corporation at any time and for any reason in a redemption pursuant to this Section 3, the Corporation shall be obligated on the Redemption Date, regardless of whether the Corporation shall be able or legally permitted to make such payment on the Redemption Date, to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series A Preferred Stock duly endorsed in blank or accompanied by an appropriate form of assignment) the Redemption Price for such share of Series A Preferred Stock, payable

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in cash; provided that actual payment may be suspended until such payment can be made without contravening applicable law.

          3.2 Redeemed or Otherwise Acquired Shares Not to be Reissued. Any shares of Series A Preferred Stock redeemed pursuant to this Section 3 or otherwise acquired by the Corporation shall not be reissued, sold or transferred by the Corporation and shall be retired.

          3.3 Required Redemption of Series A Preferred Stock on Corporate Change. In the event any Corporate Change is to occur, any holder of shares of Series A Preferred Stock may require the Corporation to redeem all or any portion of the Series A Preferred Stock owned by such holder immediately prior to the consummation of such Corporate Change. Written notice of any impending Corporate Change, and the substance and intended date of consummation thereof, shall be mailed by certified or registered mail, return receipt requested, not more than sixty (60) nor less than twenty-five (25) days prior to the date of consummation thereof, to each record holder of shares of Series A Preferred Stock at the address for such record holder shown on the Corporation's records. Each such holder shall have twenty (20) days from the date of receipt of such notice to request (by written notice mailed to the Corporation) redemption of all or any portion of the Series A Preferred Stock owned by such holder. Immediately prior to the consummation of such Corporate Change, the Corporation shall redeem all Series A Preferred Stock as to which requests under this
Section 3.3 have been made.

          3.4 Mandatory Redemptions of Series A Preferred Stock. All outstanding shares of Series A Preferred Stock shall be redeemed, at the Redemption Price, upon the earlier to occur of (a) April 2, 2008, or (b) the consummation by the Company of a firm commitment underwritten public offering of Common Stock.

          3.5 Optional Redemptions of Series A Preferred Stock. The Corporation may, at its option, at any time and from time to time, redeem all or any part of the shares of Series A Preferred Stock then Outstanding, at the Redemption Price.

          3.6 Redemptions from Certain Funds. (a) If on any Redemption Date the funds of the Corporation legally available for the redemption of the Series A Preferred Stock are insufficient to redeem the entire number of shares required under Section 3.3 or Section 3.4 of this Certificate of Designations to be redeemed on such date or at such time, such aggregate funds shall be used, to the extent thereof, to redeem the maximum possible number of shares of Series A Preferred Stock, pro rata based upon the number of such shares required to be redeemed from the holders thereof, until all such shares required to be redeemed are redeemed. Thereafter, any additional such funds which become available shall immediately be so used by the Corporation to redeem the balance of the shares of Series A Preferred Stock which the Corporation has become obligated to redeem but which it has not redeemed, or, in the event any Person other than the Corporation is the surviving or resulting corporation in any Corporate Change, such Person shall, at the consummation of such Corporate Change, redeem such balance of shares (and the Corporation shall so provide in its agreements with such Person relating to such Corporate Change).

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          (b)  Notwithstanding any other provision of this Section 3, the
Corporation shall not pay or set apart any amount for the redemption of any Series A Preferred Stock in excess of amounts legally available for the redemption of Preferred Stock under the Michigan Business Corporation Act.

          3.7 Notice of Redemption. Notice of any redemption of Series A Preferred Stock (other than pursuant to Section 3.3), specifying the time and place of redemption, the Redemption Price and the Section and paragraph pursuant to which such redemption is being made, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares of Series A Preferred Stock to be redeemed, at the address for such holder shown on the Corporation's records, not more than sixty (60) nor less than twenty (20) days prior to the date on which such redemption is to be made. The notice shall also specify the number of shares of Series A Preferred Stock and the certificate numbers thereof which are to be redeemed. With respect to redemptions made pursuant to Section 3.5 of this Certificate of Designations, upon mailing any such notice of redemption the Corporation shall become obligated to redeem at the time of redemption specified therein all shares of Series A Preferred Stock therein specified. In case less than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder.

          3.8 Rights After Redemption Date. No share of Series A Preferred Stock which is redeemed shall be entitled to any dividends declared after its Redemption Date, and on such Redemption Date, except as otherwise provided in this Certificate of Designations or by law, all rights of the holder of such share of Series A Preferred Stock as a stockholder of the Corporation, by reason of the ownership of such share, shall cease, except the right to receive the Redemption Price of such share upon presentation and surrender of the certificate representing such share, and such share shall not after such Redemption Date be deemed to be Outstanding.

          3.9 Other Redemptions. The Corporation shall neither redeem nor otherwise acquire any shares of Series A Preferred Stock except (i) as expressly authorized in this Certificate of Designations, or (ii) pursuant to any offer of redemption made to the holders of Series A Preferred Stock of such class pro rata according to the shares held by them.

          3.10 Deposit of Redemption Price. If on or before the Redemption Date, the Corporation shall irrevocably deposit the full amount of the Redemption Price thereof with a bank or trust company having an office in the City of New York, designated in such notice of redemption, in trust for the benefit of the holder of such share of Series A Preferred Stock, such share of Series A Preferred Stock shall be deemed to have been redeemed on the date so specified, whether or not the certificate for such share shall be surrendered for redemption and canceled.

          Section 4. Voting Rights.

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          4.1 In General. The Series A Preferred Stock shall not be entitled to vote on any matters, except as expressly provided herein or required by law.

          4.2 Series A Preferred Directors. In the event that the Corporation fails to redeem any shares of Series A Preferred Stock when required to do so pursuant to Section 3 above, and irrespective of whether such failure shall have come about voluntarily or involuntarily or shall be beyond the Corporation's control or shall have come about pursuant to or in compliance with any judgment, decree or order of any court or any statute or law, or any order, rule or regulation of any administrative or governmental body, then the holders of the then Outstanding shares of Series A Preferred Stock, voting as a class, with each share of the Series A Preferred Stock having one vote, shall be entitled to elect, (a) at the next annual meeting of stockholders, (b) at a special meeting of such holders of the Series A Preferred Stock called for such purpose, or (c) by written consent signed by holders of a majority of the then Outstanding shares of Series A Preferred Stock and delivered to the Corporation, as hereinafter set forth, such number of additional directors as will constitute a majority of the Board of Directors of the Corporation. At any time after the holders of the Series A Preferred Stock shall have become entitled to elect such additional members of the Board of Directors of the Corporation, the Secretary of the Corporation may, and upon the written request of the holders of record of twenty percent (20%) or more of the shares of the Series A Preferred Stock then Outstanding addressed to the Secretary at the principal executive offices of the Corporation, the Secretary shall, call a special meeting of the holders of the Outstanding shares of the Series A Preferred Stock for the election of the additional directors to be elected by such holders, to be held within ten (10) days of the receipt of such request at the place and upon the notice provided by law and in the By-laws for the holding of special meetings of stockholders. If at any such meeting or any adjournment thereof, the holders of at least a majority of the shares of the Series A Preferred Stock then Outstanding and entitled to vote thereon shall be present or represented by proxy, then the holders of at least a majority of such shares so present or so represented at such meeting shall have the power to increase the then authorized number of directors of the Corporation and the holders of such shares shall be entitled to elect the additional directors provided for herein.

          4.3 Special Meetings. The Secretary need not call any special meeting of the holders of the shares of the Series A Preferred Stock pursuant to Section
4.2 if the annual meeting of stockholders is to convene within ten (10) days after receipt by the Secretary of such request. If any such special meeting required shall not be called in accordance herewith by the Secretary within two
(2) days after receipt of such request then the holders of record of the shares of Series A Preferred Stock who made such request may designate in writing one of their number to call such meeting at the place and upon the notice above provided, and the person so designated shall, for that purpose, have access to the stock books of the Corporation relating to the Series A Preferred Stock.

          4.4 Removal; Vacancies. The directors elected by the holders of the Series A Preferred Stock shall automatically cease to serve as such whenever all defaults with respect to redemptions of Series A Preferred Stock are cured or no longer exist. Any such director may otherwise be removed only by the vote of the holders of record of

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a majority of shares of Series A Preferred Stock entitled to elect such director at a meeting of the stockholders or of the holders of such shares called for that purpose. In the case of removal of any such director, the vacancy may be filled at the same meeting at which such removal was voted. A vacancy in the directorships created pursuant to Section 4.2 above shall be filled until the next meeting by the vote or written consent of the holders of a majority of the then Outstanding shares of Series A Preferred Stock originally entitled to elect such director.

          Section 5. Registration of Transfer.

          The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares represented by the surrendered certificate, subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate, shall be substantially identical in form to the surrendered certificate, and the holders of the shares represented by such new certificate shall be entitled to receive all theretofore payable but unpaid dividends on the shares represented by the surrendered certificate.

          Section 6. Replacement.

          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is an institutional investor its own agreement of indemnity, without bond, shall be satisfactory ), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate, and the shares represented by such new certificate shall be entitled, among other things, to receive all theretofore payable but unpaid dividends on the shares represented by the lost, stolen, destroyed or mutilated certificate.

          Section 7. Restrictions on Corporate Action.

          7.1 So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of two thirds (2/3) of the outstanding shares of Series A Preferred Stock, voting together as a separate class:

          (a) amend, alter or repeal any of the provisions of this Certificate of Designations, nor shall it amend, alter or repeal any of the other provisions of the

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Corporation's Restated Articles of Incorporation or the By-laws of the
Corporation in any manner which adversely affects the preferences and rights and the qualifications, limitations or restrictions of the Series A Preferred Stock or the holders thereof;

          (b) increase or decrease the number of shares of Series A Preferred Stock which the Corporation is authorized to issue;

          (c)  issue additional shares of Series A Preferred Stock;

          (d) authorize, create or issue any shares, or securities convertible into such shares, of any class of stock having preference over, or being on a parity with, the Series A Preferred Stock, with respect to either the payment of dividends, redemptions, or rights upon dissolution, liquidation, winding up or similar distribution of the Corporation or distribution of assets to its shareholders by way of return of capital, whether voluntary or involuntary;

          (e) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of the assets of the Corporation, or merge or consolidate with another entity in any transaction in which the Corporation is not the surviving entity, unless in any such event all outstanding shares of the Series A Preferred Stock are redeemed for the full Redemption Price thereof;

          (f) take any action with a view to the liquidation, dissolution or winding up of the Company; or

          (g) declare or pay any dividend or other distribution upon any Common Stock or other capital stock ranking junior to the Series A Preferred Stock.

          Section 8. Closing Books.

          The Corporation will not close its books against the transfer of any share of Series A Preferred Stock.

          Section 9. Definitions.

          As used in this Certificate of Designations the following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

          "Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Corporation, and any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution, winding up or similar distribution of the Corporation.

          "Corporate Change" means (i) the sale, exchange or transfer of all or substantially all of the assets of the Corporation, or (ii) any transaction or event or series

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of related transactions or events in which one or more persons (other than a holder of Series A Preferred Stock or an affiliate thereof) shall directly or indirectly, by purchase or other transfer of outstanding capital stock of the Corporation, acquire ownership of or control over capital stock of the Corporation (or securities exchangeable for or convertible into such stock) entitled to elect fifty percent (50%) or more of the Corporation's Board of Directors and representing at least fifty percent (50%) of the number of shares of Common Stock Outstanding. A Corporate Change may include, without limitation, a change in ownership of Common Stock entitled to elect fifty percent (50%) or more of the Corporation's Board of Directors and representing at least fifty percent (50%) of the number of shares of Common Stock Outstanding, where such change is the result of the death or termination of employment of John H. Welker.

          "Liquidation Value" means, with respect to each share of Series A Preferred Stock as of any particular date, the sum of $1,000.00 plus, in each case, any declared and unpaid dividends on such share of Series A Preferred Stock.

          "Outstanding" when used with reference to shares of Series A Preferred Stock as of any particular time shall mean shares thereof issued and outstanding at such time and shall not include any shares of Series A Preferred Stock represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with Section 6, but shall include only those shares represented by such new certificate.

          "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

          "Redemption Date" as to any share of Series A Preferred Stock means the date specified in the notice of redemption delivered pursuant to Section 3.7 in the case of a redemption of such share of Series A Preferred Stock pursuant to Section 3.4 or 3.5, and the date specified in the notice from the holders in the case of a redemption of such share of Series A Preferred Stock pursuant to
Section 3.3; provided that for purposes of Section 3.8, the Redemption Date shall be the date on which the applicable Redemption Price is actually paid to the holder of such share of Series A Preferred Stock or deposited in trust for the benefit of such holder pursuant to Section 3.10.

          "Redemption Price" as to any share of Series A Preferred Stock means the applicable Liquidation Value of such share of Series A Preferred Stock determined at and as of the date on which the applicable Redemption Price is actually paid to the holder of such share of Series A Preferred Stock.

          Section 10. Miscellaneous.

          (a) The unenforceability or invalidity of any provision or provisions of this Certificate of Designations shall not render invalid or unenforceable any other provision or provisions herein contained.

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          (b)  Section and paragraph headings herein are for convenience only and shall not be construed as a part of this Certificate of Designations.

          IN WITNESS WHEREOF, this Certificate has been signed on this ____ day of December, 2002, and the signature of the undersigned shall constitute the affirmation and acknowledgment of the undersigned, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in the Certificate are true.

                                         NUMATICS, INCORPORATED


                                           By: _________________________________
                                           Name:
                                           Title: President
ATTEST:


___________________________
Name:
Title: Secretary

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